UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2012 (September 12, 2012)

CHESAPEAKE ENERGY CORPORATION

(Exact name of Registrant as specified in its Charter)

Oklahoma	1-13726	73-1395733
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

6100 North Western Avenue, Oklahoma City, Oklahoma	73118
(Address of principal executive offices)	(Zip Code)

(405) 848-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

*           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

*           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

*           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

*           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 – Regulation FD

Item 7.01 Regulation FD Disclosure.

On September 12, 2012, Chesapeake Energy Corporation (the “Company”) issued a press release announcing agreements to sell Permian, midstream and certain other assets.  A copy of this press release is attached as Exhibit 99.1 to this Current Report.

Section 8 – Other Events

Item 8.01 Other Events.

On September 12, 2012, the Company announced that it has entered into purchase and sale agreements with three companies covering the vast majority of its Permian Basin assets for total net proceeds of approximately $3.3 billion. The Permian Basin assets being sold produced approximately 21,000 barrels of liquids and 90 million cubic feet of natural gas per day during the 2012 second quarter, or approximately 5.7% of the Company’s production during the quarter.

The Company entered into a purchase and sale agreement to sell its assets in the southern Delaware Basin portion of the Permian Basin to SWEPI LP, a subsidiary of Royal Dutch Shell plc (NYSE:RDS.B). Additionally, the Company entered into a purchase and sale agreement to sell its assets in the northern Delaware Basin portion of the Permian Basin to Chevron U.S.A. Inc., a subsidiary of Chevron Corporation (NYSE:CVX). As previously announced, the Company entered into a purchase and sale agreement to sell its producing assets in the Midland Basin portion of the Permian Basin to affiliates of Houston-based EnerVest, Ltd. The Company is retaining approximately 470,000 net acres of undeveloped leasehold in the Midland Basin for future sale or development. The Company expects to close all three transactions by October 12, 2012 and to receive approximately 87% of the proceeds in cash at closing. Payment of the remaining proceeds will be subject to certain title, environmental and other standard contingencies.

In addition, the Company announced that it has entered into sale agreements with respect to substantially all of its midstream assets in three separate transactions and also expects to enter into a fourth agreement, which would result in combined proceeds of approximately $3.0 billion. The Company entered into a letter of intent with Global Infrastructure Partners (GIP) covering most of the midstream assets owned by Chesapeake Midstream Development, L.P., a wholly owned subsidiary of the Company, for expected proceeds of approximately $2.7 billion. The assets to be sold to GIP include gathering and processing systems in the Eagle Ford, Utica, Haynesville and Powder River Basin Niobrara shale plays and certain other assets. The transaction with GIP would include new market-based gathering and processing agreements covering certain acreage dedication areas and also include one new volume commitment covering approximately 70% of the Company’s expected production volumes in the southern portion of its Haynesville Shale area during 2013-17. In addition, the Company has sold or entered into purchase and sale agreements with two other companies to sell certain Mid-Continent midstream assets and also expects to enter into a fourth agreement to sell certain oil gathering assets in the Eagle Ford Shale for combined proceeds of approximately $300 million. The midstream transactions are expected to close on various dates in the 2012 third and fourth quarters.

Finally, the Company announced that, in four separate transactions, it recently sold or entered into purchase and sale agreements to sell noncore leasehold assets in the Utica Shale and various other areas for approximately $600 million, the majority of which has already been received.

The expected sales of Permian Basin, midstream and other assets described above are forward-looking statements. Although we believe the expectations and forecasts reflected in our forward-looking statements are reasonable, we can give no assurance they will prove to be correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties, and actual results may differ from the expectations expressed. The terms of the letter of intent with GIP are subject to further negotiation, and there is no agreement related to the planned sale of Eagle Ford oil gathering assets. Any of the asset sales may not be completed for the amounts expected, in the time frame anticipated or at all.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.  See "Exhibit Index" attached to this Current Report on Form 8-K, which is incorporated by reference herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHESAPEAKE ENERGY CORPORATION

By:	/s/ JENNIFER M. GRIGSBY
Jennifer M. Grigsby Senior Vice President, Treasurer and Corporate Secretary

Date:           September 18, 2012

EXHIBIT INDEX

Exhibit No.	Document Description

99.1	Chesapeake Energy Corporation press release dated September 12, 2012 – Agreements to sell Permian, Midstream and certain other assets